Exhibit 10.28

                                                                As Executed

   SEVERANCE AGREEMENT BY AND BETWEEN WPL HOLDINGS, INC. AND ANTHONY J. AMATO

                                 April 20, 1998

   Mr. Anthony J. Amato
   7645 Farmington Way
   Madison, WI  53717

   Dear Nino:

        This letter agreement confirms our mutual understanding regarding the benefits you will be entitled to receive under the Key Executive Employment and Severance Agreement between you and WPL Holdings, Inc. (the "Company"), dated as of June 25, 1994 (the "KEESA"), following consummation of the transactions (the "Merger") contemplated by that certain Agreement and Plan of Merger, dated as of November 10, 1995, as amended, by and between the Company, IES Industries Inc., Interstate Power Company, and certain other parties, and the termination of your employment with the Company and its affiliates. The terms of our understanding are set forth below:

        1. Termination of Employment. Your employment as an officer and/or employee of the Company and its affiliates (including, without limitation, Wisconsin Power & Light Company) will be terminated effective as of the day following the date on which the Merger is consummated (your "Termination Date"). You agree that as of your Termination Date, your signature below accepting this letter agreement will also constitute your resignation from each of the other positions listed on Schedule A attached to and made a part of this letter. Assuming that the Merger is consummated, the Company and you agree that the termination of your employment shall be treated as a Covered Termination by the Company entitling you to the payment of Accrued Benefits and the Termination Benefit as provided in Sections 8 and 9 of the KEESA and as specified in
   Section 2 hereof, without the necessity to comply with the procedures set forth in Section 13 of the KEESA. You agree that your Termination Date under this letter agreement will also constitute your "Termination Date" for purposes of the KEESA.

        2.   Scope of Benefits.

             (a) You agree that during 1998 the total value of benefits that may be paid to you under the KEESA (as reduced by the provisions of Section 9(b) thereof) is $614,771. This amount is one dollar less than the product obtained by multiplying (i) the average of the compensation paid to you by the Company and its affiliates (as reflected in Box 1 of your Form W-2s) for the five calendar years ended December 31, 1997, by
   (ii) three (3).

             (b) Following consummation of the Merger and your termination, the benefits under your KEESA will be paid as follows:

                  (i) $593,771 in cash or cash equivalent within ten (10) business days after your Termination Date; and

                  (ii) $21,000 (the "Benefits Amount") will be credited to a bookkeeping account to be maintained by the Company to provide you, for a period of up to five (5) years commencing on your Termination Date, with (a) medical coverage as a single adult under The Medical Plus Plan sponsored by Wisconsin Power and Light Company, (b) dental coverage as a single adult under The Dental Plus Plan sponsored by Wisconsin Power and Light Company, (c) Basic Term Life Insurance in the amount of $254,000 and Supplemental Group Term Life Insurance in the amount of $169,000 under the life insurance programs sponsored by Wisconsin Power and Light Company. The Benefits Amount reflects the estimated cost of providing the above-described benefits to you for a five-year period. The outstanding balance of the Benefits Amount (i.e., the Benefits Amount net of funds expended to provide you benefits hereunder) shall bear interest at the mid-term Applicable Federal Rate as specified for the month in which the Merger is consummated, compounded annually. Interest credited as set forth above will be added to the Benefits Amount. You agree that, in the event the costs incurred by the Company or its affiliates in providing the above-described benefits (or family or employee plus one medical or dental benefits to which you will have access on your request to the Company in writing on the same terms and conditions as apply to active employees at any time during the five-year period) to you exceeds the Benefits Amount, you will reimburse the Company for the excess amount. Conversely, in the event that the cost of such benefits for the five-year period is less than the Benefits Amount or in the event you elect in a writing delivered to the Company not to receive such benefits for the entire five-year period, you will be entitled to a refund from the Company equal to the difference between the Benefits Amount and the actual costs incurred by the Company and its affiliates in providing the benefits you did receive. Any payments due under the preceding two sentences to the Company or to you, as the case may be, shall be paid in cash or cash equivalent within thirty (30) days of written notice thereof. Your failure to provide such payment to the Company, if you are so obligated, on a timely basis will result in a loss of benefits hereunder. You agree that the benefits offered to you hereunder shall be governed by the specific terms of the plans pursuant to which they are provided. You further agree that, pursuant to Section 8(b)(ii) of the KEESA, if you obtain new employment and are covered by benefits which are in the aggregate at least equal in value to the benefits described above, you will provide prompt written notice to the Company of your intent to terminate your benefits coverage as provided herein.

        3.   Payment of Legal Fees.  Upon payment of the amount specified in
   Section 2(b)(i) hereof and upon presentation by you or your legal counsel to the Company of a copy of any bills you have received from your legal counsel in connection with the payment of any amount under the KEESA, the Company will also either pay directly or reimburse to you up to $10,000 against such legal fees and related expenses.

        4. No Other Benefits. Except as contemplated by Sections 2 and 3 hereof and except for the payment of Accrued Benefits, which include your vested stock options, you waive the right to any other payments or benefits that you might otherwise be entitled to under the KEESA and further agree that receipt of the payment specified in Section 2(b)(i) hereof shall constitute your release of any rights you might have to any other severance payments under any severance policy, practice or agreement of the Company or any of its affiliates. You also agree that, other than under the KEESA, you have no other payments or benefits that automatically accelerate, vest or become payable as a result of the consummation of the Merger.

        5. No Amendment of KEESA. Except for specifying your Termination Date under the KEESA, dispensing with the necessity to comply with the procedures set forth in Section 13 of the KEESA and modifying the provisions of Section 9(b)(ii) of the KEESA regarding the procedure for calculating the Total Payments (as defined in the KEESA) to be made to you thereunder, this letter agreement is not intended to modify the KEESA in any respect, and the KEESA shall remain in full force and effect.

        6.   Release.

             (a) Except as expressly provided herein, in consideration of the payments provided by the Company hereunder and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, you, on behalf of yourself, your spouse, heirs, executors, administrators, agents, successors, assigns and representatives of any kind (hereinafter collectively referred to as the "Releasors") confirm that Releasors have released the Company, and each of its subsidiaries (including, without limitation, Wisconsin Power and Light Company), affiliates, their employees, successors, assigns, executors, trustees, directors, advisors, agents and representatives, and all their respective predecessors and successors (hereinafter collectively referred to as the "Releasees"), from any and all actions, causes of action, charges, debts, liabilities, accounts, demands, damages and claims of any kind whatsoever including, but not limited to, those arising out of the changes in the terms and conditions of your relationship with the Company described in this letter agreement and those arising under any labor, employment discrimination (including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Wisconsin Fair Employment Act, as amended), contract or tort laws, equity or public policy, or negligence standard, whether known or unknown, certain or speculative, which against any of the Releasees, any of the Releasors ever had, now has, or hereafter shall have or can have. You further covenant that you will not initiate any action, claim or proceeding against any of the Releasees for any of the foregoing, nor will you participate, assist, or cooperate in any such action, claim, or proceeding unless required to do so by law. Notwithstanding the foregoing, this release does not cover any matter which arises after the Termination Date.

             (b) Except as expressly provided herein, the Company, on behalf of its affiliates, agents, successors, assigns and representatives (the "Company Releasors"), hereby release you from any and all causes of action, liabilities, damages and claims of any kind whatsoever including, but not limited to, those arising out of your employment relationship with the Company prior to the Termination Date, whether known or unknown, certain or speculative, which any of the Company Releasors ever had, now has, or hereafter shall or can have; provided, however, that the foregoing shall not release you from any causes of action, liabilities, damages or claims relating to (i) a willful failure to deal fairly with the Company, its shareowners, or any other Company Releasor in connection with a matter in which you had a material conflict of interest, (ii) a violation of the criminal law, unless you had reasonable cause to believe that your conduct was lawful or reasonable cause to believe that your conduct was not unlawful, (iii) a transaction from which you derived an improper personal profit or (iv) willful misconduct. The Company Releasors further covenant they will not initiate any action, claim or proceeding against you for any of the foregoing claims for which you have been released from liability. Notwithstanding the foregoing, this release does not cover any matter which arises after the Termination Date.

             (c) Notwithstanding the foregoing, this letter agreement does not waive rights, if any, you or your successors and assigns may have under or pursuant to, or release any member of Releasees from obligations, if any, it may have to you or to your successors and assigns on claims arising out of, related to or asserted under or pursuant to, this letter agreement or any indemnity agreement or obligation contained in or adopted or acquired pursuant to any provision of the charter or by-laws of the Company or its subsidiaries or affiliates or in any applicable insurance policy carried by the Company or its affiliates for any matter which arises or may arise in the future in connection with your employment with the Company.

             (d)  You hereby acknowledge that you have at least twenty-one
   (21) days to review this letter agreement from the date you first receive it and you have been advised to review it with an attorney of your choice. You further understand that the twenty-one (21) day review period ends when you sign this letter agreement. You also have seven (7) days after your signing of this letter agreement to revoke by so notifying the Company in writing and repaying any amount paid to you hereunder. You further acknowledge that you have carefully read this letter agreement, know and understand the contents thereof and its binding legal effect.
   You sign the same of your own free will and act, and it is your intention that you be legally bound thereby.

        7. Timing of the Merger. In the event the Merger is not consummated by May 10, 1998, this letter agreement shall terminate and be of no further force and effect.

        If you find that the foregoing satisfactorily states our mutual understanding, please sign and date the enclosed copy of this letter agreement in the spaces provided below and return it to me.

                                           Sincerely yours,

                                           WPL HOLDINGS, INC.


                                           By: /s/ Barbara J. Swan
                                           Barbara J. Swan


         Agreed to and Accepted this 20th day of April 1, 1998.

                                           By:  /s/ A.J. Amato
                                                A. J. Amato

                                   SCHEDULE A

                           To Letter Agreement Between
                     Anthony J. Amato and WPL Holdings, Inc.
                              Dated April 20, 1998


        Per Section 1 of the above letter agreement, the positions from which Mr. Amato has resigned as of his Termination Date are as follows:

                            (Foundation - President)
                            (Land Trust - President)
         (South Beloit Water, Gas and Electric Company - Vice President)